EXHIBIT 99

ValueVision Media Announces Record Revenue and Positive EBITDA in Preliminary First Quarter Results

MINNEAPOLIS, MN.—(PR NEWSWIRE)—May 3, 2006—ValueVision Media, Inc. (Nasdaq:VVTV) today announced preliminary results for the first quarter ending May 6, 2006.

First Quarter Performance
ValueVision’s first quarter revenues are estimated to be approximately $173 to $176 million, an increase of 13% to 14% over last year. Net loss is expected to be approximately ($3) to ($4) million compared to a net loss of ($10.8) million last year. First quarter EBITDA profit (defined below), excluding the expensing of stock options, is estimated to be $1 to $2 million, compared to an EBITDA loss of ($4.7) million in the same quarter last year. The company expects the expensing of stock options in the first quarter to be approximately $400,000.

William J. Lansing, President and Chief Executive Officer of ValueVision Media, Inc., summarized, “Our excellent execution is reflected in the strong revenue and EBITDA momentum in our business over the last two quarters. We are pleased with our results, especially given the challenges facing other retailers in our industry. We believe our execution strength will continue to deliver steady operating performance with significant sales growth and positive EBITDA.”

First Quarter Highlights
Internet sales grew over 30% in the first quarter, and represent approximately 23% of merchandise sales.

Gross Margins are expected to improve by over 180 basis points, driven by merchandising rate improvements.

The balance sheet remains strong with approximately $75 million in cash with no debt.

—
Conference Call Information
Management has scheduled a conference call at 11:00 a.m. EST/10:00 a.m. CST on Thursday, May 4, 2006 to discuss expected first quarter results.

To participate in the conference call, please dial 1-888-928-9122 (Pass code: VALUEVISION) five to ten minutes prior to call time. If you are unable to participate live, a replay will be available for 30 days after the conference call. To access the replay, please dial 1-800-937-4854.

You also may participate via live audio stream by logging on to https://e-meetings.mci.com.
To access the audio stream, please use conference number 8316517 with pass code ‘VALUEVISION’. A rebroadcast of the audio stream will be available using the same access information for 30 days after the initial broadcast.

To be placed on the Company’s e-mail notification list for press releases, SEC filings, certain analytical information, and/or upcoming events, please go to www.valuevisionmedia.com and click on “Investor Relations.” Click on “E-mail Alerts” and complete the requested information.

EBITDA Defined
The Company defines EBITDA as net income (loss) from continuing operations for the respective periods excluding depreciation and amortization expense, interest income (expense), and income taxes. Management views EBITDA as an important alternative operating performance measure because it is commonly used by analysts and institutional investors in analyzing the financial performance of companies in the broadcast and television home shopping sectors. However, EBITDA should not be construed as an alternative to operating income (loss) or to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) and should not be construed as a measure of liquidity. EBITDA, as presented, may not be comparable to similarly entitled measures reported by other companies. Management uses EBITDA to evaluate operating performance and as a measure of performance for incentive compensation purposes.

About ValueVision Media, Inc
Founded in 1990, ValueVision Media is an integrated direct marketing company that markets, sells and distributes its products directly to consumers through various forms of electronic media and direct-to-consumer mailings. For more information, please visit www.valuevisionmedia.com or www.shopnbc.com .

Forward-Looking Information
This release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are accordingly subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained herein due to various important factors, including (but not limited to): consumer spending and debt levels; interest rates; competitive pressures on sales, pricing and gross profit margins; the level of cable distribution for the Company’s programming and the fees associated therewith; the success of the Company’s e-commerce and rebranding initiatives; the performance of its equity investments; the success of its strategic alliances and relationships; the ability of the Company to manage its operating expenses successfully; risks associated with acquisitions; changes in governmental or regulatory requirements; litigation or governmental proceedings affecting the Company’s operations; and the ability of the Company to obtain and retain key executives and employees. More detailed information about those factors is set forth in the Company’s filings with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K. The Company is under no obligation (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

###

Reconciliation of EBITDA to net loss:

	First Quarter	First Quarter
	6-May-06	30-Apr-06
	(Estimate)
EBITDA, before non-cash stock option expense (000’s)	$1,000-2,000	$(4,665)
Less: non-cash stock option expense	(400)	—
EBITDA (as defined) (a)	600 - 1,600	(4,665)

A reconciliation of EBITDA to net loss is as follows:
EBITDA, as defined	600 - 1,600	(4,665)

Adjustments:
Depreciation and amortization	(5,500)	(5,105)
Interest income	900	663
Income taxes	(13)	(6)
Discontinued operations of FanBuzz	—	(1,583)
Net loss	$(3,000)-(4,000)	$(10,696)

(a) EBITDA as defined for this statistical presentation represents net income (loss) from continuing operations for the respective periods excluding depreciation and amortization expense, interest income (expense) and income taxes.

Management views EBITDA as an important alternative operating performance measure because it is commonly used by analysts and institutional investors in analyzing the financial performance of companies in the broadcast and television home shopping sectors. However, EBITDA should not be construed as an alternative to operating income or to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) and should not be construed as a measure of liquidity. EBITDA, as presented, may not be comparable to similarly entitled measures reported by other companies. Management uses EBITDA to evaluate operating performance and as a measure of performance for incentive compensation purposes.